                                                                   EXHIBIT 10.11


                                                      As of July 12, 2001


Mr. Richard Applegate
402 Cross Vine Lane
Greensboro, NC 27455

Dear Richard:

      This letter will set forth the agreement reached between you and Mercator Software, Inc. ("Mercator") in connection with the termination of your employment at Mercator.

      The terms and provisions of this Letter Agreement ("Letter Agreement") are important, and we encourage you to consult with your attorney before signing it.

      You and Mercator hereby agree as follows:

      1. The effective date of your termination of employment at Mercator was July 12, 2001. You were paid your salary through July 12, 2001. This Letter Agreement is in complete satisfaction and release of any and all rights you now or may have under your Employment Agreement dated November 15, 2000 ("Employment Agreement") by and between you and Mercator.

      2. The Effective Date of this Letter Agreement is defined in paragraph 15 of this Letter Agreement.

      3. In lieu of any payments specified in paragraph 6.4 and 6.5 or any other provision of the Employment Agreement you will receive the following: (i) payments from Mercator equivalent to your salary payments through April 11, 2002, for the period beginning with the Effective Date of this Letter Agreement and ending April 11, 2002, Mercator will make these payments to you on a bi-weekly basis in accordance with Mercator's regular payroll procedures; (ii) a bonus of a total of $50,000 payable in two equal installments of $25,000 each, the first 45 days after the Effective Date and the second 90 days after the Effective Date. All stock options granted to you by Mercator will expire 3 months from the date of this letter, in accordance with the terms of the 1997 Equity Incentive Plan.

      4. All your benefits from Mercator ceased on July 12, 2001. You are eligible for COBRA which you will pay for yourself.

Mr. Richard Applegate                  -2-                   As of July 12, 2001

      5. Under Mercator's policies, you are entitled to payment for three accrued, but unused, vacation days. This payment, less applicable withholding, has already been made to you.

Confidentiality of Business Information:

      6. During your employment with Mercator you were given access to or acquired competitive and other business information from Mercator or from employees, clients or customers of Mercator that is confidential and that cannot be lawfully duplicated or easily acquired. You understand and agree that you have a continuing obligation not to use, disseminate or otherwise disclose any such proprietary information, confidential information or trade secrets belonging to, concerning or referring to Mercator. You further understand and agree that you have a continuing obligation not to use, disseminate or otherwise disclose any proprietary or confidential information or trade secrets belonging to, concerning or referring to any client or customer of Mercator.

      You recognize and agree that should you breach any aspect of this confidentiality provision, Mercator will suffer immediate and irreparable harm and that money damages will be inadequate relief and inadequate to preserve and protect the status quo. In the event that you breach any aspect of this confidentiality provision, you agree that Mercator will be entitled to injunctive relief enforcing this agreement, and for such purposes you consent to the issuance by a court of competent jurisdiction of an appropriate temporary restraining order, preliminary injunction and permanent injunction.

General Release and Waiver:

      7. You, on your own behalf and on behalf of your heirs, agents, attorneys, legal representatives and assigns, do hereby release and forever discharge Mercator and its shareholders, directors, officers, employees, agents, successors and assigns, of and from any and all claims, causes of action, obligations, demands and liabilities whatsoever, of every name and nature, both in law and at equity, known and unknown, anticipated and unanticipated, which you had, have or hereafter may have, or which any person or entity may have on your behalf, against Mercator, its shareholders, directors, officers, employees, agents, successors and assigns, because of or arising from any matter or thing which has happened, developed or occurred before your execution of this General Release and Waiver, including, but not limited to, any and all claims
(i) arising from or in connection with your employment with Mercator, (ii) arising from or in connection with the termination of your employment with Mercator, and (iii) arising under or in connection with Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Employment Retirement Income Security Act of 1974, as amended, or any other federal, state or local statutes, laws or regulations.

      Without in any way limiting the general and full scope of this General Release and Waiver, you acknowledge and confirm that this General Release and Waiver covers any and all claims based on theories or contract, including but not limited to the Employment Agreement, or

Mr. Richard Applegate                  -3-                   As of July 12, 2001


tort, including, but not limited to, any and all claims of discrimination in employment, including but not limited to claims of discrimination based on sex, national origin, retaliation, sexual harassment, age, sexual orientation, race, color, religion, disability, pregnancy, status as a working mother, veterans status or marital status.

      8. You represent that you have not filed, commenced or in any other way participated in the bringing of an action, proceeding or claim of any kind, judicial, administrative or otherwise, against Mercator or Mercator's shareholders, directors, officers, employees, agents, successors, or assigns. You agree that if an action, proceeding or claim of any kind is prosecuted in your name or on your behalf, you waive and agree not to take any award of money, damages, or other benefit from such action, proceeding or claim, and you agree that if you are informed of any such action, proceeding or claim, you will immediately request in writing, with a copy to Mercator, that the action, proceeding or claim be discontinued.

      9. You represent that you are not aware of any pending or threatened action, c]aim or other proceeding against Mercator relating in any way to you or your performance of your duties as an employee of Mercator. You represent that you are not aware of any facts or circumstances relating in any way to you or your performance of your duties as an employee of Mercator that constitute or might constitute a violation or violations of Mercator's legal obligations.

      10. You represent that you are not aware of any outstanding obligations that you may have to Mercator. You represent that you do not have any outstanding balances on your business credit card or other business charge accounts provided through Mercator.

General Release and Waiver:

      11. You and Mercator each agree that this Letter Agreement does not constitute an admission by you that Mercator's position on any issue regarding your employment is correct or an admission by Mercator that your position on any issue regarding your employment is correct.

      12. You acknowledge and confirm that the payments to you provided for in this Letter Agreement are payments and benefits that you would not be entitled to receive if you did not enter into this Letter Agreement with Mercator and provide Mercator with the General Release and Waiver contained in this Letter Agreement.

      13. You acknowledge and confirm that Mercator has encouraged you to consult a lawyer and that you have had the opportunity to consider this Letter Agreement for a period of up to 21 days. You also acknowledge and confirm that you have been represented by Kleban & Samor, P.C., in connection with the negotiation and execution of this Letter Agreement, and that you are executing this Letter Agreement after having fully and carefully reviewed all of its terms and provisions with Kleban, Somor, P.C., including specifically the General Release and Waiver provisions contained in paragraph 7 of this Letter Agreement.

Mr. Richard Applegate                  -4-                   As of July 12, 2001


      14. You agree that any fees and expenses of your attorneys will be your sole responsibility and you also agree that Mercator shall have no responsibility for any such fees or expenses of your attorneys.

      15. You understand that you may revoke this Letter Agreement at any time during the 7 days following the date of your execution of this Letter Agreement by giving notice of your revocation to me. You understand that this Letter Agreement shall not become effective or enforceable until the 7 day revocation period has expired. If you do not revoke this Letter Agreement during the 7 day revocation period, the 8th day following the date of your execution of this Letter Agreement shall be the date when this Letter Agreement becomes effective and enforceable, and such 8th day shall be referred to in this Letter Agreement as the "Effective Date of this Letter Agreement." If you do revoke this Letter Agreement during the revocation period, this Letter Agreement shall be null and void in its entirety.

16. You agree that you will not disclose the terms and provisions of this Letter Agreement to any person other than your immediate family, your attorneys and your accountants who have a genuine need to know in connection with the performance of their duties. You recognize and acknowledge that if you breach any aspect of this provision, Mercator will suffer immediate and irreparable harm and that money damages will be inadequate relief and inadequate to preserve and protect the status quo. In the event that you breach any aspect of this provision, Mercator will be entitled to injunctive relief enforcing this agreement, and for such purposes you consent to the issuance by a court of competent jurisdiction of an appropriate temporary restraining order, preliminary injunction and permanent injunction

      17. Mercator agrees that it will not disclose the terms and provisions of this Letter Agreement to any person other than its employees, attorneys and accountants who have a genuine need to know in connection with the performance of their duties. Mercator recognizes and acknowledges that if it breaches any aspect of this provision, you will suffer immediate and irreparable harm and that money damages will be inadequate relief and inadequate to preserve and protect the status quo. In the event that Mercator breaches any aspect of this provision, you will be entitled to injunctive relief enforcing this agreement, and for such purposes Mercator consents to the issuance by a court of competent jurisdiction of an appropriate temporary restraining order, preliminary injunction and permanent injunction.

      18. This Letter Agreement shall be governed by and construed under the laws of the State of Connecticut. Any dispute or controversy arising under or in connection with this Letter Agreement shall be resolved in a court of law of competent jurisdiction within the State of Connecticut. Mercator hereby waives any claim or defense that such forum is not convenient or proper, agrees that any such court of law shall have in personam jurisdiction over it and consents to service of process upon it by any means authorized by Connecticut law. You hereby waive any claim or defense that such forum is not convenient or proper, agree that any such court of law shall have in

Mr. Richard Applegate                  -5-                   As of July 12, 2001


personam jurisdiction over you and consent to service of process upon you by any means authorized by Connecticut law.

      19. This Letter Agreement is the only agreement and the entire agreement between you and Mercator regarding the termination of your employment with Mercator and specifically supercedes the Employment Agreement. The terms and provisions of this Letter Agreement may not be amended or modified except by written agreement signed by us both.

      20. You acknowledge and confirm that you have read this Letter Agreement in its entirety, including specifically the General Release and Waiver provisions contained in paragraph 7, that you understand all of the terms and provisions in this Letter Agreement, that you have had a reasonable period of time to consider all of the terms and provisions in this Letter Agreement, and that you voluntarily agree to all of the terms and provisions in this Letter Agreement.

      21. Please sign the enclosed copy of this Letter Agreement to indicate your agreement with its terms and provisions. Please have your signature notarized. Please have the signed and notarized copy delivered to Mercator's attorney, Paul A. Soden, c/o Gould & Wilkie LLP, One Chase Manhattan Plaza 58th Floor, New York, New York 10005.

Sincerely,


/s/ Ann Curry                                      9/10/01
--------------------------------          ---------------------------
Ann Curry                                           DATE
Director Human Resources

Agreed: /s/ Richard Applegate                      8/21/01
--------------------------------          ---------------------------
Richard Applegate                                   DATE

STATE OF NC           )
                      )ss.
COUNTY OF GUILFORD    )




     On this 21st day of August 2001, before me personally appeared Richard Applegate, to me known and known to me to be the individual described herein, and who executed the foregoing Letter Agreement and who duly acknowledged to me that she executed the foregoing Letter Agreement.


                                            /s/ Charles Vanhook
                                            -------------------
                                               NOTARY PUBLIC




STATE OF CONNECTICUT    )                               CHARLES VANHOOK
                        )ss.                             NOTARY PUBLIC
COUNTY OF FAIRFIELD     )                              GUILFORD COUNTY, NC
                                                My Commission Expires 12/29/2004

     On this 10th day of Sept. 2001, before me personally appeared Ann Curry, to me known and known to me to be the individual described herein, and who executed the foregoing Letter Agreement and who duly acknowledged to me that he executed the foregoing Letter Agreement.


                                            /s/ Linda J. Austin
                                            -------------------
                                              LINDA J. AUSTIN


                                                      LINDA J. AUSTIN
                                                       NOTARY PUBLIC
                                             MY COMMISSION EXPIRES APR. 30, 2004